Securities and Exchange Commission
Office of Applications and Report Services
450 5th Street N.W.
Washington, D.C. 20549



December 15, 2005

The Thai Capital Fund, Inc. (File #811-10287)



Dear Sir or Madam:

At the request of the Board of Directors of The Thai
Capital Fund, Inc. (the "Fund"), we have performed an examination of securities owned by the Fund at July 6, 2005, pursuant to Rule 17f-2 of the Investment Company Act of 1940 (the "Rule"). Enclosed please find Form N-17f-2 accompanied by our report for the Fund stating that we have performed the examination specified in the Rule.
Very truly yours,




Arthur Tollefson

Enclosure

cc:  Mr. John O'Keefe, Treasurer, The Thai Capital Fund,
Inc. (with enclosure)







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